EX-99 2 sfy_ex99-05032012.htm EXHIBIT 99

SWIFT ENERGY COMPANY
16825 NORTHCHASE DR. SUITE 400
HOUSTON, TX 77060
281-874-2700

COMPANY CONTACT: Paul Vincent Director – Finance & Investor Relations (281) 874-2700, (800) 777-2412	FOR IMMEDIATE RELEASE

SWIFT ENERGY ANNOUNCES:

6% INCREASE IN FIRST QUARTER 2012 PRODUCTION TO 2.80 MILLION BARRELS OF OIL EQUIVALENT

FIRST QUARTER 2012 EARNINGS OF $3.6 MILLION, OR $0.08 PER DILUTED SHARE;

FIRST QUARTER 2012 ADJUSTED CASH FLOW OF $69.1 MILLION, OR $1.61 PER DILUTED SHARE;

HOUSTON, May 3, 2012 – Swift Energy Company (NYSE: SFY) announced today earnings from continuing operations of $3.6 million for the first quarter of 2012, or $0.08 per diluted share, a decrease of 82% when compared to first quarter 2011 earnings from continuing operations of $20.2 million, or $0.47 per diluted share and a decrease of 83% when compared to earnings of $20.7 million in the fourth quarter of 2011.

Adjusted cash flow (cash flow before working capital changes, a non-GAAP measure - see page 7 for reconciliation to the GAAP measure) for the first quarter of 2012 decreased 13% to $69.1 million, or $1.61 per diluted share, compared to $79.2 million, or $1.86 per diluted share, for the first quarter 2011 and decreased 30% when compared to adjusted cash flow of $99.4 million, or $2.33 per diluted share, for the fourth quarter of 2011.

Swift Energy produced 2.80 million barrels of oil equivalent (“MMBoe”) during the first quarter of 2012, a 6% increase over first quarter 2011 production of 2.65 MMBoe, and a 4% sequential increase compared to fourth quarter 2011 production of 2.70 MMBoe.

“Swift Energy continued to increase crude oil and liquids focused activity levels across all three of our operating areas with minimal operational delays or outages during the first quarter”, commented Terry Swift, CEO of Swift Energy.  “Our operational momentum delivered production volumes at the high end of our targeted production range in the first quarter, and we remain on track to reach our full year targeted production growth range of 14% - 20%.  We also expect crude oil and natural gas liquid production to grow throughout the year and anticipate these products will account for approximately 55% of our daily production mix by the end of 2012.

“We focused on improving operational efficiencies and reducing costs during the first quarter and have extended, for one year, our dedicated fracture stimulation agreement with our existing service provider.  The terms of this agreement are favorable and will help further reduce the per stage cost of our completion activities.  We are also in the final stages of securing firm transportation and processing capacity for natural gas production in LaSalle County, TX, which further enhances the value of our production from this area.”

First Quarter Revenues and Expenses

Total revenues for the first quarter of 2012 decreased 6% to $135.9 million from the $144.1 million generated in the first quarter of 2011.  This decrease is primarily attributable to lower realized natural gas prices during the 2012 period.

Depreciation, depletion and amortization expense (“DD&A”) of $21.92 per barrel of oil equivalent (“Boe”) in the first quarter of 2012 increased 10% from $20.00 per Boe of DD&A in the comparable period in 2011, primarily due to a higher overall depletable base.

Lease operating expenses, before severance and ad valorem taxes, were $10.44 per Boe in the first quarter 2012, an increase of 9% compared to $9.59 per Boe in the first quarter of 2011.  Increases in lease operating expenses were driven by greater than expected well workover activity and field labor costs associated with higher operating activity levels.

Severance and ad valorem taxes decreased to $4.63 per Boe in the first quarter 2012 from $5.03 per Boe in the first quarter of 2011 primarily due to lower prices realized per barrel of oil equivalent.

General and administrative expenses increased to $4.25 per Boe during the first quarter of 2012 from $3.95 per Boe in the same period in 2011 as a result of increased staffing levels. Interest expense increased to $4.81 per Boe in the first quarter of 2012 compared to $3.17 per Boe for the same period in 2011 due to new long term debt that was issued during the fourth quarter of 2011.

First Quarter Pricing

The Company realized an aggregate average price of $48.64 per Boe during the quarter, down from the $54.51 per Boe average price received in the first quarter of 2011.

In the first quarter of 2012, Swift Energy’s average crude oil prices increased 14% to $111.99 per barrel from $98.61 per barrel realized in the same period in 2011.  For the same periods, average natural gas prices were $2.18 per thousand cubic feet (“Mcf”), a decrease of 43% from the $3.82 per Mcf average price realized a year earlier.  Prices for NGLs averaged $45.30 per barrel in the first quarter, a 7% decrease from first quarter 2011 NGL prices of $48.87 per barrel.

First Quarter Drilling Activity

In the first quarter of 2012, Swift Energy drilled seventeen operated development wells.  In the Company’s South Texas core area, nine horizontal development wells were drilled to the Eagle Ford shale: two wells in McMullen County, two in Webb County and five in LaSalle County.  Six development wells were drilled to the Olmos formation in McMullen County.

In Swift Energy’s Southeast Louisiana core area, two wells were drilled in the Lake Washington field.

There are currently six operated rigs drilling in the Company’s South Texas core area and one operated barge rig drilling in its Southeast Louisiana area.  Two non-operated rigs are active in the Central Louisiana/East Texas area.

Operations Update:

South Texas Operations

In the Company’s South Texas core area, twelve operated wells and one non-operated well were completed during the first quarter.  In McMullen County, five operated Eagle Ford wells, three operated Olmos wells and one non-operated Eagle Ford well were completed.  In Webb County, three operated Eagle Ford wells were completed and in LaSalle County, one operated Eagle Ford well was completed.

Initial Production Test Rates of South Texas Horizontal Wells
Completed in First Quarter 2012
(Operated and 100% Working Interest, unless otherwise noted)

Well Name	County/Formation Target	Oil (Bbls/d)	Natural Gas Liquids (Bbls/d)	Residual Natural Gas (MMcf/d)	Choke Setting	Pressure (psi)
Discher EF 3H	McMullen – Eagle Ford	645	150	1.3	20/64”	1,885
PCQ EF 5H	McMullen – Eagle Ford	352	392	3.2	20/64”	3,517
PCQ EF 8H	McMullen – Eagle Ford	488	438	3.6	20/64”	3,800
SMR JV EF 1H (52% W.I.)	McMullen – Eagle Ford	630	47	0.4	12/64”	3,457
SMR JV EF 2H (52% W.I.)	McMullen – Eagle Ford	912	65	0.5	18/64”	2,225
Whitehurst OL 2H	McMullen – Olmos	760	166	2.5	18/64”	3,892
SMR OL 3H	McMullen – Olmos	676	135	0.9	18/64”	2,200
R Bracken 41H (8 Stages)	McMullen – Olmos	--	282	4.2	20/64”	3,367
Bracken JV 12H (Non-Operated)	McMullen – Eagle Ford	24	658	5.7	20/64”	5,838
Fasken B EF 8H	Webb – Eagle Ford	--	--	7.6	20/64”	4,085
Fasken B EF 1H	Webb – Eagle Ford	--	--	7.1	18/64”	5,082
Fasken B EF 3H	Webb – Eagle Ford	--	--	12.9	20/64”	5,236
Carden EF 5H	LaSalle – Eagle Ford	156	332	3.6	20/64”	3,100

Southeast Louisiana

In the Lake Washington field in Plaquemines Parish, LA, the Company continued its ongoing recompletion and production optimization program, performing ten recompletions and twenty-six production optimization projects during the quarter.

During the first quarter, the Company completed two wells at Lake Washington.  The CM 419, drilled to a measured depth of 8,489 feet and encountered 60 feet of true vertical pay. The initial production of the well was impaired due to mechanical reasons and a workover will be performed on this well during the second quarter to re-establish production.  A second well, the CM 421, was drilled to a measured depth of 8,513 feet and encountered 255 feet of true vertical pay.  The initial production rate of this well was 406 bbls/d of oil and 0.2 MMcfg/d with flowing tubing pressure of 250 psi on a 18/64” choke setting.  Both of these wells have opened up additional drilling opportunity on the west side of the Lake Washington salt dome.

A third well, the CM 422, has been drilled and completed during the second quarter.  This well, located in the Northeast portion of the field, was drilled to a measured depth of 8,573 feet and encountered 226 feet of true vertical pay.  The initial production rate of this well was 654 bbls/d of oil and 0.1 MMcfg/d with flowing tubing pressure of 400 psi on a 26/64” choke setting.  This well sets up additional drilling inventory in this portion of the field.

Central Louisiana/East Texas

In the Masters Creek field in Vernon Parish, LA, the Exxon Corp. #10-1 was completed during the first quarter and produced hydrocarbons at initial test rates of 836 bbls/d of oil and 5.4 MMcf/d of natural gas with flowing tubing pressure of 2,565 psi on a 48/64” choke.  This well was a proof-of-concept well drilled at an infill location to a lateral length of 2,500 feet.  The productivity of this well has proven this concept and increases the Company’s ability to down space on previously developed acreage units in this area.  The Company is also evaluating additional acreage in the area and will most likely resume drilling in this area in 2013.

In the Burr Ferry field, also in Vernon Parish, the Company’s partner has two drilling rigs operating.  Both of these rigs are targeting the Austin Chalk formation.  Swift Energy expects to participate in up to six non-operated wells in this area during 2012.

Reaffirmation of Borrowing Base

After a regular semi-annual review of its $500 million facility by its bank group, Swift Energy’s borrowing base was raised to $375 million from $325 million effective May 1, 2012.  Swift Energy had no borrowings outstanding on this facility as of April 30, 2011 and has kept the commitment amount at $300 million.

Price Risk Management

Swift Energy has purchased crude oil floors that will cover approximately 50% of its currently expected second quarter 2012 crude oil production at an average NYMEX strike price of $102.51 per barrel.  On an ongoing basis, details of Swift Energy’s complete price risk management activities can be found on the Company’s website (www.swiftenergy.com).

Earnings Conference Call

Swift Energy will conduct a live conference call today, May 3, at 10:00 a.m. EDT to discuss first quarter 2012 financial results.  To participate in this conference call, dial 973-339-3086 five to ten minutes before the scheduled start time and indicate your intention to participate in the Swift Energy conference call.  A digital replay of the call will be available later on May 3 until May 10, by dialing 855-859-2056 and using Conference ID # 69496472.  Additionally, the conference call will be available over the Internet by accessing the Company’s website at www.swiftenergy.com and by clicking on the event hyperlink. This webcast will be available online and archived at the Company’s website.

Annual Shareholder Meeting

Swift Energy’s Annual Meeting of Shareholders will be held at 3:00 p.m. CDT on Tuesday, May 8, 2012 at the Hilton Houston North, 12400 Greenspoint Drive, Houston Texas 77060. The public is invited to attend to hear management’s discussion of 2012 opportunities and operating environment.

Swift Energy Company, founded in 1979 and headquartered in Houston, engages in developing exploring, acquiring and operating oil and gas properties, with a focus on oil and natural gas reserves onshore in Texas and Louisiana and in the inland waters of Louisiana.

About Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The opinions, forecasts, projections, guidance or other statements contained herein, other than statements of historical fact, are forward-looking statements, including targets for 2012 production and reserves growth, estimates of 2012 capital expenditures and guidance estimates for the first quarter of 2012 and full-year 2012.  These statements are based upon assumptions that are subject to change and to risks, especially the uncertainty and costs of finding, replacing, developing and acquiring reserves,  availability and cost of capital, labor, services, supplies and facility capacity, availability of transportation hurricanes or tropical storms disrupting operations, and, volatility in oil or gas prices, uncertainty and costs of finding, replacing, developing or acquiring reserves, and disruption of operations  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Certain risks and uncertainties inherent in the Company’s business are set forth in the filings of the Company with the Securities and Exchange Commission.  Estimates of future financial or operating performance provided by the Company are based on existing market conditions and engineering and geologic information available at this time.  Actual financial and operating performance may be higher or lower.  Future performance is dependent upon oil and gas prices, exploratory and development drilling results, engineering and geologic information and changes in market conditions.

SWIFT ENERGY COMPANY
SUMMARY FINANCIAL INFORMATION
FROM CONTINUING OPERATIONS
(Unaudited)
(In Thousands Except Per Share and Price Amounts)

	Three Months Ended March 31,
	2012	2011	Percent Change
Revenues:
Oil & Gas Sales	$136,142	$144,201	(6	) %
Other	(264)	(123)
Total Revenue	$135,878	$144,078	(6	) %
Income From Continuing Operations	$3,570	$20,249	(82	) %
Basic EPS – Continuing Operations	$0.08	$0.47	(83	) %
Diluted EPS – Continuing Operations	$0.08	$0.47	(83	) %
Net Cash Provided By Operating Activities – Continuing Operations	$63,783	$61,716	3%
Net Cash Provided By Operating Activities, Per Diluted Share – Continuing Operations	$1.49	$1.45	3%
Cash Flow Before Working Capital Changes(2) (non-GAAP measure) – Continuing Operations	$69,097	$79,223	(13	) %
Cash Flow Before Working Capital Changes, Per Diluted Share – Continuing Operations	$1.61	$1.86	(14	) %
Weighted Average Shares Outstanding (Basic)	42,674	$42,190	1%
Weighted Average Shares Outstanding (Diluted)	42,874	$42,509	1%
EBITDA (non-GAAP measure)	$81,822	$94,938	(14	) %
Production (MMBoe) – Continuing Operations	2.80	$2.65	6%
Realized Price ($/Boe) – Continuing Operations	$48.64	$54.51	(11	) %

(1)	The production, revenue, expense, cash flow and income information reported are the results of continuing operations of Swift Energy.
(2)
See reconciliation on page 7.  Management believes that the non-GAAP measures EBITDA and cash flow before working capital changes are useful information to investors because they are widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry.  Many investors use the published research of these analysts in making their investment decisions.

SWIFT ENERGY COMPANY
RECONCILIATION OF GAAP(a) TO NON-GAAP MEASURES
(Unaudited)
(In Thousands)

	Three Months Ended
	March 31, 2012	March 31, 2011	Percent Change
CASH FLOW RECONCILIATIONS:
Net Cash Provided by Operating Activities – Continuing Operations	$63,783	$61,716	3%
Increases and Decreases In:
Accounts Receivable	(3,193)	13,612
Accounts Payable and Accrued Liabilities	7,913	3,112
Income Taxes Payable	---	(2)
Accrued Interest	594	785
Cash Flow Before Working Capital Changes – Continuing Operations	$69,097	$79,223	(13	) %

	Three Months Ended
	March 31, 2012	March 31, 2011	Percent Change
INCOME TO EBITDA RECONCILIATIONS:
Income from Continuing Operations	$3,570	$20,249	(82	) %
Provision for Income Taxes	2,312	12,244
Interest Expense, Net	13,465	8,388
Depreciation, Depletion & Amortization & ARO (b)	62,475	54,057
EBITDA	$81,822	$94,938	(14	) %

(a)	GAAP—Generally Accepted Accounting Principles
(b)	Includes accretion of asset retirement obligation

Note: Items may not total due to rounding

SWIFT ENERGY COMPANY
SUMMARY BALANCE SHEET INFORMATION
(Unaudited)
(In Thousands)

	As of March 31, 2012	As of December 31, 2011
Assets:
Current Assets:
Cash and Cash Equivalents	$126,789	$251,696
Other Current Assets	73,236	76,455
Total Current Assets	200,025	328,151

Oil and Gas Properties	4,608,978	4,428,013
Other Fixed Assets	39,709	38,832
Less-Accumulated DD&A	(2,660,839)	(2,599,079)
Total Properties	1,987,848	1,867,766

Other Assets	15,752	16,552
	$2,203,625	$2,212,469
Liabilities:
Current Liabilities	$192,677	$211,794
Long-Term Debt	719,875	719,775
Deferred Income Taxes	205,025	206,567
Asset Retirement Obligation	69,552	67,115
Other Long-term Liabilities	10,853	10,709
Stockholders’ Equity	1,005,643	996,509
	$2,203,625	$2,212,469

Note: Items may not total due to rounding

SWIFT ENERGY COMPANY
SUMMARY INCOME STATEMENT INFORMATION
(Unaudited)
In Thousands Except Per Boe Amounts

	Three Months Ended		Three Months Ended
	March 31, 2012	Per Boe	March 31, 2011	Per Boe
Revenues:
Oil & Gas Sales	$136,142	$48.64	$144,201	$54.51
Other Revenue	(264)		(123)
	135,878	48.55	144,078	54.46
Costs and Expenses:
General and Administrative, net	11,883	4.25	10,443	3.95
Depreciation, Depletion & Amortization	61,363	21.92	52,921	20.00
Accretion of Asset Retirement Obligation (ARO)	1,112	0.40	1,136	0.43
Lease Operating Costs	29,213	10.44	25,384	9.59
Severance & Other Taxes	12,960	4.63	13,313	5.03
Interest Expense, Net	13,465	4.81	8,388	3.17
Total Costs & Expenses	129,996	46.45	111,585	42.18
Income from Continuing Operations Before Income Taxes	5,882	2.10	32,493	12.28
Provision for Income Taxes	2,312	0.83	12,244	4.63
Income from Continuing Operations	3,570	1.28	20,249	7.65
Income (Loss) from Discontinued Operations, Net of Taxes	---	NM	(68)	NM
Net Income	$3,570	$1.28	$20,181	$7.65

Additional Information:
Total Capital Expenditures	$181,842		$133,356
Capitalized Geological & Geophysical	$8,157		$7,154
Capitalized Interest Expense	$1,999		$1,876
Deferred Income Tax	$2,312		$10,822

Note: Items may not total due to rounding

SWIFT ENERGY COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOW
(Unaudited)
(In Thousands)

	Three Months Ended
	March 31, 2012	March 31, 2011
Cash Flows From Operating Activities:
Net Income	$3,570	$20,181
Loss From Discontinued Operations, Net of Taxes	---	68
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities -
Depreciation, Depletion, and Amortization	61,363	52,921
Accretion of Asset Retirement Obligation (ARO)	1,112	1,136
Deferred Income Taxes	2,312	10,822
Stock Based Compensation Expense	3,629	2,684
Other	(2,889)	(8,589)
Change in Assets and Liabilities -
(Increase)/Decrease in Accounts Receivable	3,193	(13,612)
Decrease in Accounts Payable and Accrued Liabilities	(7,913)	(3,112)
Increase in Income Taxes Payable	---	2
Decrease in Accrued Interest	(594)	(785)
Cash Provided by Operating Activities – Continuing Operations	63,783	61,716
Cash Provided by Operating Activities – Discontinued Operations	---	99
Net Cash Provided by Operating Activities	63,783	61,815

Cash Flows From Investing Activities:
Additions to Property and Equipment	(187,915)	(131,911)
Proceeds from the Sale of Property and Equipment	532	13
Cash Used in Investing Activities – Continuing Operations	(187,383)	(131,898)
Cash Provided by Investing Activities – Discontinued Operations	---	5,000
Net Cash Used in Investing Activities	(187,383)	(126,898)

Cash Flows From Financing Activities:
Net Proceeds From Issuance of Common Stock	1,329	1,742
Purchase of Treasury Shares	(2,636)	(3,262)
Cash Used in Financing Activities – Continuing Operations	(1,307)	(1,520)
Cash Provided by (Used in) Financing Activities – Discontinued Operations	---	---
Net Cash Used in Financing Activities	(1,307)	(1,520)
Net Decrease in Cash and Cash Equivalents	(124,907)	(66,603)

Cash and Cash Equivalents at the Beginning of the Period	251,696	86,367
Cash and Cash Equivalents at the End of the Period	$126,789	$19,764

SWIFT ENERGY COMPANY
OPERATIONAL INFORMATION
QUARTERLY COMPARISON -- SEQUENTIAL & YEAR-OVER-YEAR
(Unaudited)

	Three Months Ended				Three Months Ended
	Mar. 31, 2012	Dec. 31, 2011	Percent Change		Mar. 31, 2011	Percent Change
Production :
Oil & Natural Gas Equivalent (MBoe)	2,799	2,699	4%		2,646	6%
Natural Gas (Bcf)	9.24	7.90	17%		7.88	17%
Crude Oil (MBbl)	884	950	(7	) %	985	(10	) %
NGL (MBbl)	376	432	(13	) %	348	8%

Average Prices:
Combined Oil & Natural Gas ($/Boe)	$48.64	$57.73	(16	) %	$54.51	(11	) %
Natural Gas ($/Mcf)	$2.18	$3.39	(36	) %	$3.82	(43	) %
Crude Oil ($/Bbl)	$111.99	$111.79	--%		$98.61	14%
NGL ($/Bbl)	$45.30	$52.86	(14	) %	$48.87	(7	) %

SWIFT ENERGY COMPANY
SECOND QUARTER AND FULL YEAR 2012
GUIDANCE ESTIMATES

	Actual For First Quarter 2011	Guidance For Second Quarter 2012	Guidance For Full Year 2012

Production Volumes (MMBoe)	2.80	2.80-2.90	12.0-12.6

Production Mix:
Natural Gas (Bcf)	9.24	9.15-9.46	36.7-38.2
Crude Oil (MMBbl)	0.88	0. 85-0.88	3.97-4.16
Natural Gas Liquids (MMBbl)	0.38	0.43-0.44	1.92-2.08
Product Pricing (Note 1):
Natural Gas (per Mcf)
NYMEX Differential (Note 2)	$(0.54)	($0.30)-($0.55)	($0.25)-($0.50)
Crude Oil (per Bbl)
NYMEX differential (Note 3)	$8.96	$5.00-$8.00	$3.00-$7.00
NGL (per Bbl)
Percent of NYMEX Crude	44%	35%-45%	40%-50%
Oil & Gas Production Costs:
Lease Operating Costs (per Boe)	$10.44	$10.00-$10.50	$9.70-$10.05
Severance & Ad Valorem Taxes (as % of Revenue dollars)	9.5%	8.0%-9.0%	8.0%-9.0%
Other Costs:
G&A per Boe	$4.25	$4.30-$4.50	$4.00-$4.20
Interest Expense per Boe	$4.81	$4.55-$4.75	$4.25-$4.50
DD&A per Boe	$21.92	$22.25-$22.50	$21.75-$22.25
Supplemental Information:
Capital Expenditures (in Thousands)
Operations	$171,686	$150,000-$169,400	$537,000-$583,000
Capitalized G&G (Note 4)	$8,157	$8,000-$8,300	$30,000-$32,000
Capitalized Interest	$1,999	$2,000-$2,300	$8,000-$10,000
Total Capital Expenditures	$181,842	$160,000-$180,000	$575,000-$625,000

Basic Weighted Average Shares	42,674	42,800-43,000	42,800-43,100
Diluted Computation:
Weighted Average Shares	42,874	43,100-43,300	43,000-43,200

Effective Tax Rate	39.3%	38.0%-41.0%	38.0%-41.0%
Deferred Tax Percentage	100%	98%-99%	98%-99%

Note 1:	Swift Energy maintains all its current price risk management instruments (hedge positions) on its Hedge Activity page on the Swift Energy website (www.swiftenergy.com).
Note 2:	Average of monthly closing Henry Hub NYMEX futures price for the respective contract months, included in the period, which best benchmarks the 30-day price received for natural gas sales.
Note 3:	Average of daily WTI NYMEX futures price during the calendar period reflected, which best benchmarks the daily price received for the majority of crude oil sales.
Note 4:	Does not include capitalized acquisition costs, incorporated in acquisitions when occurred.